Exhibit 99.2

AMERICAN SCIENCE AND ENGINEERING, INC.

Notice to Holders of Restricted Stock Awards

June 30, 2016

Dear Restricted Stock Award Holder:

On June 20, 2016, American Science and Engineering, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), with OSI Systems, Inc., a Delaware corporation (the “Buyer” or “OSI”) and Apple Merger Sub, Inc., a Massachusetts corporation and a wholly-owned subsidiary of Buyer (the “Transitory Subsidiary”) providing for the merger (the “Merger”) of Transitory Subsidiary with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of Buyer.

We would like to inform you about how your restricted stock awards (“RSAs”) issued pursuant to an equity plan of the Company will be treated in connection with the Merger.  For purposes of this Notice, the term “Merger Effective Time” will mean the effective time of the Merger.

Please read this notice carefully.  Note that the description in this notice applies to the treatment of RSAs held by U.S. persons and the resulting tax consequences.

Pursuant to the Merger Agreement and the terms of the RSAs, each RSA that is outstanding and unvested immediately prior to the Merger Effective Time will automatically become fully vested and the restrictions thereon will lapse (the “Vested RSAs”), and each such Vested RSA will be cancelled and converted automatically into the right to receive a cash payment following the Merger Effective Time equal to (i) $37.00 multiplied by (ii) the number of shares subject to the Vested RSAs (the “Cash Payment”).

U.S. Tax Implications

You should consult your own tax advisor as to the specific tax implications to you of the Merger with respect to your RSAs, including the applicability and effect of federal, state, local and foreign tax laws.  Your federal, state, local and foreign tax consequences depend upon your unique circumstances.

Cash Payments to RSA Holders

U.S. taxpayers who receive a Cash Payment in connection with purchase of the shares under their Vested RSAs will recognize ordinary income in an amount equal to their Cash Payments at the time such payments are made.  Such income generally will constitute compensation income.  No taxes will be withheld because all holders of RSAs are non-employee directors.

Please submit any questions you have regarding this notice by e-mail to Mike Muscatello at Mike.Muscatello@as-e.com or Lanning Levine at LLevine@as-e.com.

Sincerely,

Stock Administration
American Science and Engineering, Inc.

Additional Information and Where to Find It

This communication is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities.  The Company plans to file with the Securities and Exchange Commission (the “SEC”) and mailed to its shareholders a Proxy Statement in connection with the Merger.  Additionally, the Company will file other relevant materials with the SEC in connection with the Merger.  The Proxy Statement will contain important information about the Company, the Transitory Subsidiary, OSI, the Merger and related matters.  Investors and security holders are urged to read the Proxy Statement carefully when it is available. Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by the Company and OSI through the web site maintained by the SEC at www.sec.gov.  In addition, investors and security holders will be able to download copies of the Proxy Statement from the Company’s website at http://ir.as-e.com/sec.cfm or by emailing ir@as-e.com.

The Company, and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the shareholders of the Company in respect of the transactions contemplated by the Merger Agreement.  Information regarding the Company’s directors and executive officers is contained in the Company’s Form 10-K for the year ended March 31, 2016 and its proxy statement dated July 29, 2015, which are filed with the SEC. To the extent holdings of securities by such directors or executive officers have changed since the amounts printed in the 2015 proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the participants in the solicitation of proxies in respect of the transactions contemplated by the Merger Agreement and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement to be filed by the Company and other relevant materials to be filed with the SEC when they become available.